EXHIBIT 23.2


                  CONSENT OF INDEPENDENT AUDITORS



      We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of The Interpublic Group of Companies, Inc. ("IPG") for the registration of 792,735 shares of its common stock, of our report dated March 13, 1998, included in the Current Report (Form 8-K) of IPG, filed with the Securities and Exchange Commission on July 1, 1998, with respect to the consolidated financial statements of Hill, Holliday, Connors, Cosmopulos, Inc. for the twelve-month period ended December 31, 1997, which statements are included in the supplemental consolidated financial statements of IPG.



                                    /s/ Ernst & Young LLP

                                    Boston, Massachusetts
                                    November 16, 1998